EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in this Amendment No. 5 to Registration Statement No. 333-123762 of our report dated March 8, 2005, May 2, 2005 as to Note 15, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the statement of cash flows discussed in Note 15), relating to the consolidated financial statements of Deerfield Triarc Capital Corp. appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the headings “Summary Consolidated Financial Information,” “Selected Consolidated Financial Information,” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 21, 2005